Exhibit 21.1

Subsidiaries of the Registrant

Parent	Subsidiary	Percent of Ownership	State of Incorporation or Organization
First Ottawa Bancshares, Inc.	The First National Bank of Ottawa	100%	National Bank, Illinois
The First National Bank of Ottawa	First Ottawa Financial Corp.	100%	Delaware